Exhibit 10.11 (a)
NOTE: Restricted stock unit awards made to non-employee directors (“Participants”) of U.S. Bancorp (the “Company”) after December 31, 2008 will have the terms and conditions set forth in each Participant’s award summary (the “Award Summary”), which can be accessed on the Citigroup/Smith Barney Benefit Access Website at www.benefitaccess.com. The Award Summary may be viewed at any time on this Website, and the Award Summary may also be printed out. In addition to the individual terms and conditions set forth in the Award Summary, each stock award will have the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement below. As a condition to each restricted stock unit award, Participant accepts the terms and conditions of the Award Summary and the Restricted Stock Unit Award Agreement.
U.S. BANCORP
RESTRICTED STOCK UNIT AWARD AGREEMENT FOR DIRECTORS
THIS AGREEMENT sets forth the terms and conditions of a restricted stock unit award representing the right to receive shares of Common Stock (the “Common Stock”), par value $0.01 per share, of the Company granted to each Participant by the Company pursuant to its 2007 Stock Incentive Plan (the “Plan”).
The Company and Participant agree as follows:
1.	Award.

Subject to the terms and conditions of this Agreement, the Company grants to Participant an award (the “Award”) of the number of restricted stock units (the “Restricted Stock Units”) set forth in Participant’s Award Summary. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of this Agreement. The shares of Common Stock distributable hereunder to Participant are referred to as the “Shares,” and the “Award Date” means the date of grant of the Award as set forth in Participant’s Award Summary.

2.	Vesting and Forfeiture.
(a)	Except as otherwise expressly provided in this Agreement, the Restricted Stock Units shall be fully vested as of the Award Date.

(b)	If Participant is removed as a director by the Company’s shareholders for cause, all Restricted Stock Units shall be forfeited as of the date of such removal. Upon forfeiture, Participant shall have no rights relating to the Restricted Stock Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Restricted Stock Units or to receive additional Restricted Stock Units pursuant to Section 5).
3.	Distribution of Shares.
(a)	All Shares issuable pursuant to Restricted Stock Units that have vested in accordance with Section 2(a) or Section 5 and that have not been forfeited in accordance with Section 2(b) shall be distributed to Participant (or, in the event of Participant’s death, to the representatives of Participant or to any Person to whom the Shares have been transferred by will or the applicable laws of descent and distribution) after the date on which Participant experiences a Separation from Service. Separation from Service means the first date on which Participant (i) has ceased to serve on the Board of the Company, and (ii) is not providing services as an independent contractor to the Company or to any other entity with which the Company would be considered to be a single employer under Section 414(b) and/or 414(c) of the Internal Revenue Code and the Company does not reasonably anticipate that Participant will provide such services in the future. The date of Participant’s Separation from Service is the “Distribution Date”. As soon as administratively feasible but in no event later than ninety (90) days following the Distribution Date, the Company shall deliver to Participant one Share for each such vested Restricted Stock Unit. Notwithstanding the foregoing, if Participant is a Specified Employee at the time of Participant’s Separation from Service, Shares will not be distributed to Participant until the date that is six months and one day after the date of the Separation from Service. Specified Employee is defined as a Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations and determined pursuant to the rules and procedures set forth in the separate document entitled “U.S. Bank Specified Employee Determination.”

(b)	Notwithstanding the provisions in Section 3(a), if there is a Change of Control (as defined below), the Shares will be distributed to the Participant as soon as administratively feasible after the date of such Change of Control, but in no event later than 90 days after the Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of a “change in the ownership” of the Company, a “change in the effective control” of the Company, and/or a “change in the ownership of a substantial portion of the assets” of the Company, each as defined under Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

(c)	Participant shall have no right, title or interest in, or, except as provided in Section 5, no right to receive distributions in respect of, or otherwise be considered the owner of, any of the Shares, unless and until the Shares have been distributed pursuant to Section 3(a) or (b).
4.	Restriction on Transfer.

During the lifetime of Participant, the Restricted Stock Units may not be sold, assigned, pledged, alienated, attached or otherwise transferred or encumbered, and any purported transfer shall be void and unenforceable against the Company. No attempt to transfer the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution), shall vest the purported transferee with any interest or right in or with respect to the Restricted Stock Units or the Shares.

5.	Dividend Equivalents.

To the extent that the Company declares cash dividends on shares of Common Stock after the Award Date and prior to the Distribution Date, Participant shall be entitled to receive additional Restricted Stock Units on each dividend payment date (the “Dividend Payment Date”) (including any dividend declared prior to the Distribution Date and payable after such date, which, for purposes of this Section 5, shall be deemed paid on the Distribution Date) having a Fair Market Value (as defined in the Plan) on the Dividend Payment Date equal to the amount of cash dividends payable with respect to the number of shares of Common Stock represented by the Restricted Stock Units. Such additional Restricted Stock Units shall be vested as of the Dividend Payment Date and Shares with respect to such Units will be distributed pursuant to Section 3(a) or (b) as applicable.

6.	Securities Law Compliance.

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, (i) delay the delivery of the Shares if it reasonably anticipates that the delivery of Shares will violate state or federal securities or other applicable laws, provided that the Shares will be delivered promptly following that date that is the earliest date on which the Company reasonably anticipates that the delivery of Shares will not cause such violation; or (ii) place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Common Stock is traded.

7.	Distributions and Adjustments.
(a)	Subject to the foregoing provisions of this Award Agreement, in the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available pursuant to this Agreement, the committee of the Board of Directors administering the Plan shall, in order to prevent such diminution or enlargement of any such benefits or potential benefits make adjustments to the Award (including adjustments in the number and type of shares of stock represented by the Restricted Stock Units) that Participant would have received; provided, however, that the number of shares of stock covered by this Award shall always be a whole number.

(b)	Any additional shares of Common Stock, any other securities of the Company and any other property distributed with respect to shares of Common Stock represented by the Restricted Stock Units prior to the Distribution Date shall be subject to the same restrictions, terms and conditions as the Restricted Stock Units. Any cash dividends payable with respect to the Common Stock represented by the Restricted Stock Units shall be vested in accordance with Section 5 hereof.
8.	Miscellaneous.
(a)	The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(b)	The Award is issued under the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal offices of the Company. In addition, the Plan may be viewed on the U.S. Bancorp Intranet Website in the Human Resources, Compensation section of such website.

(c)	It is intended that the Plan and this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder and the provisions of this Agreement shall be construed and administered accordingly.
9.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

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Form of Restricted Stock Unit Award Agreement for directors